BAY VIEW CAPITAL CORPORATION

                                             NYSE:        BVC
                                             Web Site:    www.bayviewcapital.com
                                             Contact:     David A. Heaberlin
                                                          (650) 312-7272



FOR IMMEDIATE RELEASE


November 1, 1999


             BAY VIEW CAPITAL AND FRANCHISE MORTGAGE COMPLETE MERGER


     SAN MATEO, CALIFORNIA - Bay View Capital Corporation (Bay View, NYSE: BVC) and Franchise Mortgage Acceptance Company (FMAC, Nasdaq: FMAX) today announced the completion of the merger between the two companies.

     Pursuant to the merger agreement, each FMAC shareholder elected to receive either $9.80 in cash or 0.5444 shares of Bay View common stock. These elections were adjusted to ensure that 85% of the FMAC common shares were paid in Bay View stock and 15% were paid in cash. The Company anticipates that the stock and cash distributions will be made on Wednesday, November 3, 1999.

     Edward H. Sondker, the Company's President and Chief Executive Officer, commented, "This acquisition represents another significant milestone in Bay View's ongoing transformation to a commercial bank. We would like to take this opportunity to welcome our new employees, customers and shareholders."

     Bay View Capital Corporation is a diversified financial services holding company with over $6 billion in assets. Headquartered in San Mateo, California, it is the parent company of Bay View Bank, N.A. and its subsidiaries, Bay View Acceptance Corporation, Bay View Commercial Finance Group, Bay View Franchise Mortgage Acceptance Company, and Bankers Mutual.


                                       ###